Exhibit 8.1

Subsidiaries of Silicon Motion Technology Corporation

Lake Tahoe Investment Corporation, a corporation organized under the laws of the Cayman Islands (“Tahoe”).

Silicon Motion Korea Ltd., a corporation organized under the laws of Korea (a wholly-owned subsidiary of Tahoe).

Future Communication IC Inc., a corporation organized under the laws of Korea (a wholly-owned subsidiary of Tahoe).

Silicon Motion, Inc., a corporation organized under the laws of Taiwan, Republic of China (“SMI Taiwan”).

Silicon Motion, Inc, a corporation organized under the laws of the State of California (“SMI CA,” a wholly-owned subsidiary of SMI Taiwan).

Silicon Motion International, Inc., a corporation organized under the laws of the State of Delaware (“SMI DE,” a wholly-owned subsidiary of SMI CA).

SMI Branch, a corporation organized under the laws of Japan (a wholly-owned subsidiary of SMI DE).

Lake Ontario Investment Corporation, a corporation organized under the laws of Samoa (“Ontario”).

Silicon Motion Hong Kong Ltd., a corporation organized under the laws of Hong Kong (“SMI HK,” a wholly-owned subsidiary of Ontario).

SMI Shenzhen, a corporation organized under the laws of the People’s Republic of China (a wholly-owned subsidiary of SMI HK).

SMI Shanghai, a corporation organized under the laws of the People’s Republic of China (a wholly-owned subsidiary of SMI HK).

SMI Beijing, a corporation organized under the laws of the People’s Republic of China (a wholly-owned subsidiary of SMI HK).

Silicon Motion International Corp. Holding Company, a corporation organized under the laws of Labuan (“SMI Holding”).

Silicon Motion International Corp. Trading Company, a corporation organized under the laws of Labuan (a wholly-owned subsidiary of SMI Holding).